Exhibit 10.2

March 15, 2008

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Attention: Mr. Errol Harris

Project Eagle—Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMCB”), Bank of America, N.A. (“Bank of America”), UBS Loan Finance LLC (“UBS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DB Cayman”) and The Royal Bank of Scotland PLC (“RBS” and, together with JPMCB, Bank of America, UBS, DBNY and DB Cayman, the “Commitment Parties”), J.P. Morgan Securities Inc. (“JPMorgan”), Banc of America Securities LLC (“BAS”), UBS Securities LLC (“UBSS”), Deutsche Bank Securities Inc. (“DBSI”) and RBS Securities Corporation d/b/a RBS Greenwich Capital (“RBSGC” and, together with JPMorgan, BAS, UBSS and DBSI, the “Arrangers” and, together with the Commitment Parties, “we” or “us”) that International Paper Company, a New York corporation (“Borrower” or “you”), proposes to acquire (the “Acquisition”) the containerboard, packaging and recycling business division (the “Acquired Business”) of Weyerhaeuser Company, a Washington corporation (“Seller”). The Acquisition will be effected pursuant to a Purchase Agreement dated as of even date herewith (the “Acquisition Agreement”) between Borrower and Seller. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower” or “Borrower and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Business.

We understand that the sources of funds required to fund the Acquisition consideration and to pay fees, commissions and expenses in connection with the Transactions (as defined below) will include: (A) the senior term loan credit facilities described in the Summary of Principal Terms and Conditions (the “Term Sheet”) attached hereto as Annex I (the “Facilities”); and (B) debt securities issued by the Borrower (the “Notes”) pursuant to a public offering or Rule 144A or other private placement (the “Notes Offering”); it being understood that the aggregate principal amount of the Facilities (as defined herein) made on the Closing Date will be reduced dollar-for-dollar as set forth in the Term Sheet by the aggregate principal amount of Notes issued on or prior to the Closing Date (the Facilities and the Notes Offering are collectively referred to as the “Debt Financing”). No other financing will be required for the uses described above. As used herein, the term “Transactions” means the Acquisition, the Debt Financing and the payments of fees, commissions and expenses in connection with each of the foregoing.

All third-party indebtedness for borrowed money of the Borrower and its subsidiaries (other than the Debt Financing) that is outstanding on the Closing Date (“Existing Indebtedness”) will be repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the redemption thereof will be given), except for (a) (i) any Existing Indebtedness listed in Schedule A to the Commitment Letter, (ii) any Existing Indebtedness with an outstanding principal amount on the Closing Date no greater than $150 million, so long as the aggregate amount of Existing Indebtedness taken into account pursuant to this clause (ii) does not exceed $200 million and (iii) financings of the Borrower’s subsidiary in Morocco and Borrower’s joint ventures in China and Russia (provided such financings are not guaranteed by the Borrower) (any such indebtedness described in sub-clauses (i), (ii) and (iii) of this clause (a), “Assumed Indebtedness”) and (b) any capital leases of the Borrower and its subsidiaries existing on the Closing Date (“Capital Leases”). After giving effect to the Transactions, the Borrower and its subsidiaries shall have no third-party indebtedness for borrowed money (not including indebtedness incurred or issued pursuant to the Debt Financing), except for the Assumed Indebtedness and any Capital Leases.

Commitments.

You have requested that the Commitment Parties commit to provide the Facilities and that the Arrangers agree to structure, arrange and syndicate the Facilities. Each of JPMCB, Bank of America, UBS, DBNY and RBS is pleased to advise you of its commitment to provide, severally and not jointly, 20%, 20%, 20%, 20% and 20%, respectively, of the Term Loan A Facility to Borrower, and each of JPMCB, Bank of America, UBS, DB Cayman and RBS is pleased to advise you of its commitment to provide, severally and not jointly, 20%, 20%, 20%, 20% and 20%, respectively, of the Term Loan X Facility to Borrower, in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of the Arrangers is pleased to advise you of its willingness to act as a joint lead arranger and joint bookmanager. The commitments of the Commitment Parties hereunder are subject to the execution and delivery of definitive loan and related agreements and documentation (collectively, the “Bank Documentation”), which shall be (i) in form and substance, and containing such representations, covenants, terms, conditions and other provisions as are, consistent with this Commitment Letter and otherwise substantially similar to the current 5-Year Credit Agreement of the Borrower dated as of March 31, 2006 (the “Current Credit Facility”), with modifications customary for transactions of this type, and (ii) otherwise reasonably satisfactory to us (subject in each case to the section of this Commitment Letter titled “Conditions”). It is acknowledged and agreed that this Commitment Letter sets forth the material terms of the Bank Documentation.

Syndication.

It is agreed that the Arrangers will act as the exclusive advisors, joint lead arrangers and bookmanagers for the Facilities, and, in consultation with you, will exclusively manage the syndication of the Facilities, and will, in such capacities, exclusively perform the duties and exercise the authority customarily associated with such roles. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained herein and in the fee letter dated as of the date hereof relating to the Facilities (the “Fee Letter”) in order to obtain its commitment to participate in such Facilities, in each case unless you and we so agree.

The Commitment Parties reserve the right, prior to or after execution of the Bank Documentation, in consultation with you, to syndicate all or a portion of their commitments to one or more institutions that will become parties to the Bank Documentation. Notwithstanding any other provision of this Commitment Letter, no Commitment Party shall, except with the written consent of the Borrower, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date and, unless the Borrower agrees in writing, each Commitment Party shall (except after the Bank Documentation has been executed but only for so long as it has not been terminated) retain exclusive control over all rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby (subject to the conditions herein) have been made. Each Commitment Party acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment or assumption by any assignee of any obligations of such Commitment Party in respect of any portion of its Commitment shall relieve such Commitment Party of its obligations hereunder with respect to such portion of the Commitments until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made.

All aspects of the syndication, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Arrangers (except as otherwise provided herein and in the Fee Letter) in consultation with you. You agree to, and to use commercially reasonable efforts to cause Seller and the Acquired Business to (including with a covenant to such effect in the Acquisition Agreement), actively assist the Arrangers in such syndication, which the Arrangers may commence as promptly as possible after your acceptance of this Commitment Letter, including by using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and to provide the Arrangers, promptly upon request, with all information reasonably deemed necessary by the Arrangers to complete successfully the syndication, including, but not limited to (a) information packages for delivery to potential syndicate members and participants, including at the reasonable request of the Arrangers, a version that does not contain material non-public information concerning you, the Acquired Business or your or its affiliates or any securities of any thereof (the “Confidential Information Memoranda”) and (b) all financial and other information as we may reasonably request with respect to you, the Acquired Business, your subsidiaries and the transactions contemplated hereby, including but not limited to financial projections, forecasts and budgets. You also agree to make available your representatives, and to use commercially reasonable efforts to cause the senior officers and representatives of the Borrower and the Acquired Business, in each case from time to time prior to the earlier of the Successful Syndication (as defined in the Fee Letter) of the Facilities and 90 days after the Closing Date, to be available and to attend and make presentations regarding the business and prospects of the Acquired Business at one or more meetings of prospective lenders and investors at such time and place as the applicable Arrangers may reasonably request. You acknowledge and agree that (i) the Borrower shall use commercially reasonable efforts to cause the initial definitive Confidential Information Memorandum referred to above to be delivered to potential syndicate members as promptly as possible after your acceptance of this Commitment Letter and (ii) the Borrower shall use commercially reasonable efforts to obtain from Standard & Poor’s Ratings Group (“S&P”) and Moody’s Investors Service (“Moody’s”), at its expense, public updates of the ratings of Borrower’s senior unsecured non-credit-enhanced long-term debt securities after giving effect to the Transactions within 21 days after the acceptance by you of this Commitment Letter in accordance with its terms.

You acknowledge that (a) subject to confidentiality arrangements to be agreed upon and to the other provisions of this Commitment Letter, the Arrangers and/or the Agents on your behalf will make available the Confidential Information Memoranda to the proposed syndicate of lenders by posting the Confidential Information Memoranda on IntraLinks or another similar electronic system and (b) certain prospective lenders (such prospective lenders, “Public Lenders”; all other prospective lenders “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Acquired Business or its affiliates or you or your affiliates or any securities of any thereof, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.

Before distribution of any Confidential Information Memoranda to prospective lenders, you agree that you will provide us with a letter in customary form for syndicated loan financings, authorizing the dissemination of the Confidential Information Memoranda. In addition, you agree to use commercially reasonable efforts to cause all materials containing Information that are to be made available to Public Lenders to be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Arrangers (subject to applicable confidentiality provisions and to the other provisions of this Commitment Letter) to treat such materials as information that is not MNPI.

We agree that we will not make any materials that are not marked “PUBLIC” available to Public Lenders, except that, subject to confidentiality arrangements to be agreed upon and to the other provisions of this Commitment Letter, the Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel Debevoise & Plimpton LLP a reasonable time prior to their distribution, unless you or your counsel advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material would constitute MNPI and, therefore, should only be distributed to prospective Private Lenders: (a) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Facilities’ terms and (c) other materials intended for prospective lenders after the initial distribution of the Confidential Information Memoranda, including pro forma financial statements and drafts and final versions of definitive documents with respect to the Facilities (which shall in no event be deemed to constitute MNPI). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Arrangers and/or the Agents will not distribute such materials (other than pro forma financial statements and drafts and final versions of definitive documents with respect to the Facilities) to Public Lenders without further discussions with you.

Information.

You hereby represent and covenant that (a) all written information (other than projections, forecasts, budget, estimates and other forward-looking statements (collectively, the “Projections”) and information of a general economic or industry specific nature) that has been or will be made available to us or any of the Lenders by or on behalf of you or the Acquired Business (at your request) in connection with the transactions contemplated hereby (the “Information”), when taken as a whole (and, in the case of information relating to the Acquired Business, to the best of your knowledge; it being understood that Seller has withheld certain customer data, contracts subject to confidentiality obligations with third parties, contracts that contain antitrust-sensitive information of the Acquired Business and other information identified as confidential as of the date hereof in the electronic datasite relating to the Acquired Business), does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in the light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us or any of the Lenders by or on behalf of you or the Acquired Business (at your request) in connection with the transactions contemplated hereby have been (or, in the case of Projections prepared after the date hereof, will be) prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation thereof (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved). You agree that if at any time prior to the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished or made available, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time.

Compensation.

As consideration for the commitments of the Lenders hereunder with respect to the Facilities and the agreement of the Arrangers to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay, or cause to be paid, the fees set forth in the Term Sheet and the Fee Letter.

Conditions.

The commitment of each Commitment Party hereunder with respect to the Facilities and each Arranger’s agreement to perform the services described herein are subject only to the fulfillment of the following conditions (the “Conditions”): (i) no information (other than Projections and other information of a general economic or industry specific nature) submitted to it in writing prior to the date hereof by or on behalf of Borrower or any of its existing subsidiaries and pertaining to Borrower and its existing subsidiaries is found (x) to contain, taken as a whole, any untrue statement of a material fact or (y) to omit to state a material fact known to the Borrower necessary to make the statements contained therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made, (ii) since the date of the Acquisition Agreement, there shall not have occurred a Business Material Adverse Effect (as defined in the Acquisition Agreement), and (iii) fulfillment of the Clear Markets Condition (as defined below) and the conditions set forth under “Conditions to Borrowing” in the Term Sheet. Notwithstanding anything in this Commitment Letter, the Fee Letter, the Bank Documentation or any other agreement or other undertaking concerning the financing of the Acquisition to the contrary,

(a) the terms of the Bank Documentation shall be in a form such that they do not impair availability of the Facilities on the closing date of the Acquisition (the “Closing Date”) if the Conditions are satisfied; and

(b) the only representations the making of which shall be a condition to availability of the Facilities on the Closing Date shall be the Specified Representations. For purposes hereof, “Specified Representations” means (I) such of the representations made by the Seller with respect to the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, and (II) the representations and warranties set forth in the Bank Documentation relating to corporate power and authority, the enforceability of the Bank Documentation, Federal Reserve margin regulations, the Investment Company Act of 1940, as amended, and no material conflicts with material agreements.

Notwithstanding the titled “Governing Law” provisions of this Commitment Letter and the Term Sheet, it is understood and agreed that (x) whether any Specified Representation described in clause (b)(I) above has been breached, and whether as a result you have the right to terminate your obligations thereunder, and (y) whether there shall have been a Business Material Adverse Effect shall be determined under the laws of the State of Delaware.

Clear Market.

From the date of this Commitment Letter until the earlier of (i) 90 days after the Closing Date and (ii) our completion of a Successful Syndication (as defined in the Fee Letter) of the Facilities, you will ensure that no debt securities or syndicated loan financing (excluding the Notes Offering, any tax exempt financings in the ordinary course of business consistent with past practice, financings of the Borrower’s subsidiary in Morocco and Borrower’s joint ventures in China and Russia (provided such financings are not guaranteed by the Borrower) and, after September 1, 2008, the refinancing of the €500 million Credit Facility of International Paper Investments (France) S.A.S.) for you or any of your subsidiaries is announced, syndicated or placed without the prior written consent of the Commitment Parties if such financing, syndication or placement would have, in the reasonable judgment of the Commitment Parties, a materially detrimental effect upon the primary syndication of the Facilities (compliance with the foregoing being referred to as the “Clear Markets Condition”).

Indemnity and Expenses.

You agree to indemnify and hold harmless each of the Arrangers, the Commitment Parties and their respective affiliates and each director, officer, employee, advisor and agent thereof (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Arranger, any Commitment Party or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter and the transactions contemplated hereby, the providing or syndication of the Facilities or the actual or proposed use of proceeds thereof and to pay and reimburse each Arranger, each Commitment Party and each other indemnified person, promptly upon request, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Arranger, Commitment Party or other such indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any claim, loss, damage, liability or expense (x) to the extent the same resulted from the gross negligence, bad faith or willful misconduct of the respective indemnified person or any Related Person (as defined below) of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) arising out of any breach in any material respect by such indemnified person or any Related Person of such indemnified person of this Commitment Letter or any Bank Documentation. No indemnified person seeking indemnification or reimbursement under this Commitment Letter will, without your prior written consent (not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding (including any inquiry or investigation) or claim referred to above. Notwithstanding the immediately preceding sentence, if at any time an indemnified person shall have requested that you reimburse such indemnified person for legal or other expenses in connection with investigating, responding to or defending any such action, suit, proceeding (including any inquiry or investigation) or claim referred to herein, you shall be liable for any settlement of any action effected without your written consent if (a) such settlement is entered into more than 30 days after receipt by you of such request for reimbursement and (b) you shall not have reimbursed such indemnified person in accordance with such request prior to the date of such settlement. You shall not, without the prior written consent of any indemnified person, effect any settlement of any pending or threatened proceeding in respect of which such indemnified person is or could reasonably be expected to have been a party and indemnity could reasonably be expected to have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such proceeding. For purposes hereof, a “Related Person” of an indemnified person means any of its affiliates or any of its or its affiliates’ directors, officers, employees, advisors and agents. None of the Arrangers, the Commitment Parties or any other indemnified person shall be responsible or liable to you or any other person for any indirect, consequential or punitive damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby. In addition, you hereby agree that all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of one firm of counsel with respect to the Facilities and one local counsel per jurisdiction) of the Commitment Parties, the Agents, the Arrangers and their respective affiliates arising in connection with this Commitment Letter and in connection with the transactions described herein shall be reimbursed by you solely in the event that the Acquisition or an Alternate Transaction (as defined in the Fee Letter) is consummated; provided that upon termination or expiration of this Commitment Letter you agree to pay such reasonable fees and expenses of Cahill Gordon & Reindel LLP whether or not the Acquisition or an Alternate Transaction is consummated. Any reimbursement hereunder shall be without duplication of any reimbursement to the Commitment Parties, the Agents, the Arrangers and their respective affiliates under any other agreement. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such indemnified person or any Related Person of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

Confidentiality.

You agree that, unless the Arrangers have otherwise consented (such consent not to be unreasonably withheld, conditioned or delayed), neither this Commitment Letter, the Fee Letter nor the terms hereof or thereof will be disclosed by you to any person or entity except that this Commitment Letter and the Fee Letter (but, in the case of the Fee Letter, only as contemplated in clauses (i), (ii) (to the extent the provisions thereof relating to fees payable to the Arrangers and Agents and other pricing related terms have been redacted in a manner reasonably satisfactory to the Arrangers), (iv) and (v) of this sentence) may be disclosed to (i) to your officers, directors, employees, accountants, agents, attorneys and other advisors, and then only on a “need to know” confidential basis, (ii) the Seller and its affiliates, officers, directors, employees, agents, accountants, attorneys and other advisors, (iii) to any actual or prospective Lender or any actual or prospective lender or investor in connection with any of the Transactions, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing, (iv) to the extent necessary in connection with the exercise of any remedy or enforcement of any right hereunder, (v) as may be compelled to be disclosed in, or necessary to the defense of, any litigation or a judicial or administrative proceeding or as otherwise required by law, (vi) in any public or regulatory filing or in any proxy statement, prospectus, offering memorandum or offering circular in connection with any of the Transactions, and (vii) to Moody’s, S&P or any other ratings agency in connection with obtaining a rating of any of the Facilities and/or the Notes.

Other Services.

You acknowledge and agree that we and/or our affiliates may be requested to provide additional services with respect to Borrower, the Acquired Business and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit us or any of our affiliates to provide any services other than as set out herein.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated by this letter or their other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

No Fiduciary Relationship.

You hereby acknowledge that we are acting solely as agents, lenders, bookmanagers or arrangers, as applicable, in connection with the Facilities. You further acknowledge that we are acting pursuant to a contractual relationship created by this Commitment Letter that was entered into on an arm’s length basis and in no event do the parties intend that any of us act or be responsible as a fiduciary to you or any of your subsidiaries, your stockholders or creditors or any other person in connection with any activity that we may undertake or have undertaken in furtherance of the Facilities, either before or after the date hereof. We hereby expressly disclaim any fiduciary or similar obligations to any such person, either in connection with the Facilities or this Commitment Letter or any matters leading up to either, and you hereby confirm your understanding and agreement to that effect. Each of you and we agree that you and we are each responsible for making our own independent judgments with respect to the Facilities, and that any opinions or views expressed by us to you regarding such transactions do not constitute advice or recommendations to you or any of your subsidiaries. You, on behalf of yourself and your subsidiaries, hereby waive and release, to the fullest extent permitted by law, any claims that you or any of your subsidiaries may have against us with respect to any breach or alleged breach of any fiduciary or similar duty in connection with the transactions contemplated by this Commitment Letter or any matters leading up to the execution of this Commitment Letter or the Bank Documentation.

Governing Law, Etc.

This Commitment Letter and the commitment of the Lenders shall not be assignable by you without the prior written consent of us and the Lenders, and any purported assignment without such consent shall be void. We reserve the right to employ the services of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our affiliates certain fees payable to us in such manner as we and our affiliates may agree in our sole discretion. You also agree that the Commitment Parties may at any time and from time to time assign all or any portion of their respective commitments hereunder to one or more of their respective affiliates provided that no Commitment Party shall be relieved of any portion of its commitments hereunder prior to the initial funding under the Facilities. We agree to treat all non-public information provided to us by you as confidential information in accordance with the terms of a confidentiality agreement separately entered into between you and us.

This Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No party has been authorized by any of the Commitment Parties or the Arrangers to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, and may not be relied on by, any persons other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity and Expenses,” each indemnified person.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. To the fullest extent permitted by applicable law, each party hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the County of New York in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter.

Patriot Act.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and the Lenders.

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on March 17, 2008 (the “Deadline”), whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time. Upon the earliest to occur of (A) the execution and delivery of the Bank Documentation by all of the parties thereto and the occurrence of the initial funding of the Facilities, (B) September 30, 2008, if the Bank Documentation shall not have been executed and delivered by all such parties, and the initial funding of the Facilities shall not have occurred, prior to that date and (C) the date of termination of the Acquisition Agreement, this Commitment Letter and the commitments of the Lenders hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Lenders and the Arrangers shall, in their discretion, agree to an extension.

You shall have the right to terminate this Commitment Letter and the Commitments of the Commitment Parties hereunder at any time upon written notice to them from you, subject to your surviving obligations as set forth in this paragraph. The provisions of this Commitment Letter and the Fee Letter relating to the payment of fees and expenses and indemnification and the provisions of the Sections titled “Clear Market”, “Confidentiality”, “Syndication”, “No Fiduciary Relationship” and “Governing Law, Etc.” will survive the expiration or termination of this Commitment Letter (including any extensions thereof) but (x) the provisions of the Sections titled “Syndication” and “Clear Market” will survive the expiration or termination of this Commitment Letter (including any extensions thereof) only if this Commitment Letter terminates pursuant to clause (A) above, in which case such provisions shall survive until the earlier of (i) the completion of a Successful Syndication of the Facilities and (ii) 90 days after the Closing Date.

This Commitment Letter supersedes the Commitment Letter signed by us dated March 10, 2008, which shall be null and void.

[Signature Page Follows]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Linda M. Meyer
Name:	Linda M. Meyer
Title:	Vice President

J.P. MORGAN SECURITIES INC.

By:	/s/ Bruce S. Borden
Name:	Bruce S. Borden
Title:	Executive Director

BANC OF AMERICA SECURITIES LLC

By:	/s/ Andrew Stinson
Name:	Andrew Stinson
Title:	Principal

BANK OF AMERICA, N.A.

By:	/s/ Michael L. Letson, Jr.
Name:	Michael L. Letson, Jr.
Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Jesse Latham
Name:	Jesse Latham
Title:	Director

By:	/s/ Eric Bootsma
Name:	Eric Bootsma
Title:	Director & Counsel Region Americas Legal

UBS SECURITIES LLC

By:	/s/ Jesse Latham
Name:	Jesse Latham
Title:	Director

By:	/s/ Eric Bootsma
Name:	Eric Bootsma
Title:	Director & Counsel Region Americas Legal

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Frederick W. Laird
Name:	Frederick W. Laird
Title:	Managing Director

By:	/s/ Heidi Sandquist
Name:	Heidi Sandquist
Title:	Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Robert Danziger
Name:	Robert Danziger
Title:	Managing Director

By:	/s/ Frederick W. Laird
Name:	Frederick W. Laird
Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Frederick W. Laird
Name:	Frederick W. Laird
Title:	Managing Director

By:	/s/ Heidi Sandquist
Name:	Heidi Sandquist
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Grover A. Fitch
Name:	Grover A. Fitch
Title:	Managing Director

RBS SECURITIES CORPORATION d/b/a RBS GREENWICH CAPITAL

By:	/s/ Dennis J. Dee
Name:	Dennis J. Dee
Title:	MD

Accepted and agreed to as of the date first written above:

INTERNATIONAL PAPER COMPANY

By:	/s/ Errol A. Harris
Name:	Errol A. Harris
Title:	Vice President and Treasurer

ANNEX I

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS1

Borrower:	International Paper Company (“Borrower”).

Joint Lead Arrangers and Bookmanagers:	J.P.Morgan Securities Inc., Banc of America Securities LLC, UBS Securities LLC, Deutsche Bank Securities Inc. and RBS Securities Corporation d/b/a RBS Greenwich Capital (the “Arrangers”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers (collectively, the “Lenders”).

Administrative Agent:	One of the Arrangers (or an affiliate thereof) as designated by the Borrower and agreed to by such Arranger.

Type and Amount of Facilities:	Term Loan Facilities (the “Facilities”) in an aggregate principal amount of up to $6,000 million, comprised as follows:

(i) a term loan facility in an aggregate principal amount of up to $2,000 million (the “Term Loan A Facility”); and

(ii) a term loan facility in an aggregate principal amount of up to $4,000 million (the “Term Loan X Facility”);

it being understood that the aggregate principal amount of Notes issued on or prior to the Closing Date, if any, will first reduce the Term Loan X Facility on a dollar-for-dollar basis and then reduce the Term Loan A Facility on a dollar-for-dollar basis.

Purpose:	Proceeds of the Facilities (together with the proceeds of any Notes issued on or prior to the Closing Date) will be used on the Closing Date to finance the Acquisition consideration and to pay fees, commissions and expenses in connection with the Transactions.

Maturity Dates:	Term Loan A Facility: Five years from the Closing Date.

Term Loan X Facility: Twelve months from the Closing Date (the “Initial Term Loan X Maturity Date”); provided that, so long as no Event of Default has occurred and is continuing, the maturity

[1]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this summary is attached.

date may be automatically extended at Borrower’s option for one six-month period (to the date which is eighteen months from the Closing Date) upon notice from Borrower given in accordance with the Bank Documentation within 30 days prior to the Initial Term Loan X Maturity Date (the “Term Loan X Extension”).

Availability:	A single drawing may be made on the Closing Date of up to the full amount of the Facilities.

Amortization:	Term Loan A Facility: The Term Loan A Facility will amortize in annual amounts (set forth as a percentage of the original aggregate principal amount of the Term Loan A Facility) set forth below, with equal quarterly payments, except that in Year 5, payments shall be 5% for each of the first three quarters and the remaining balance shall be due on the Maturity Date:

Year 1	5.0%
Year 2	10.0%
Year 3	10.0%
Year 4	15.0%
Year 5	60.0%

Term Loan X Facility: None.

Interest:	At Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The Base Rate is defined as the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1% and the prime commercial lending rate of the Administrative Agent.

Base Rate borrowings will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods to be selected by Borrower (“Interest Periods”) of one, two, three or six months (or, if agreed to by all Lenders, a shorter period or nine or twelve months) and will be at an annual rate equal to the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. dollars, plus the applicable Interest Margin. LIBOR will be determined by the Administrative Agent at the start of each Interest Period and will be fixed through such period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon.

Default Interest and Fees:	Upon the occurrence and during the continuance of a payment default, interest will accrue (i) in the case of overdue principal, interest or premium (if any) on any loan at a rate of 2.0% per annum plus the rate otherwise applicable to such loan and (ii) in the case of any other overdue amount, at a rate of 2.0% per annum plus the non-default interest rate then applicable to Base Rate loans under the Term Loan A Facility, and will be payable on demand.

Interest Margins:	The applicable Interest Margins will be the basis points set forth in the following table based on the ratings by S&P and Moody’s of the senior unsecured long-term debt securities of Borrower after giving effect to the Transactions without third-party credit enhancement (the “Debt Ratings”); provided that the Interest Margins with respect to the Term Loan X Facility for each ratings status shall increase by 25 basis points following the date which is six months after the Closing Date and by an additional 50 basis points following the Initial Term Loan X Maturity Date.

	Ratings by S&P and Moody’s	Base Rate Loans	LIBOR Loans
I	Either (i) A- or higher and Baa1 or higher; or (ii) BBB+ or higher and A3 or higher	0.0	100.0

II	Above category does not apply and either (i) BBB+ or higher and Baa2 or higher; or (ii) BBB or higher and Baa1 or higher	25.0	125.0

III	Above categories do not apply and either (i) BBB or higher and Baa3 or higher; or (ii) BBB- or higher and Baa2 or higher	62.5	162.5

IV	BBB- and Baa3	75.0	175.0

V	Above categories do not apply and either (i) BBB- or higher and Ba1 or higher; or (ii) BB+ or higher and Baa3 or higher	112.5	212.5

VI	Above categories do not apply and either (i) BB+ or higher and Ba2 or higher; or (ii) BB or higher and Ba1 or higher	150.0	250.0

VII	Above categories do not apply	175.0	275.0

Mandatory Prepayments:	The Term Loan X Facility shall be prepaid in an amount equal to (i) 100% of the net proceeds received by Borrower or any of its subsidiaries from asset sales (excluding such net proceeds of up to $250 million in the aggregate for sales of forestlands and net proceeds of up to $250 million in the aggregate for sales of assets other than forestlands), subject to exceptions to be agreed, and (ii) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt or equity after the Closing Date, subject to exceptions for permitted debt other than the Notes, option programs, bonus programs and subject to other exceptions to be agreed.

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory prepayments.

Optional Prepayments:	Permitted in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) and including accrued and unpaid interest, subject to limitations as to minimum amounts of prepayments.

Optional prepayments of the Facilities will be applied first, to the Term Loan X Facility and second, to the Term Loan A Facility. Within the Term Loan A Facility, prepayments will be applied in direct order to the next four scheduled amortization payments thereof and thereafter to the remaining scheduled amortization payments on a pro rata basis.

Guarantees:	The Facilities will be fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect U.S. subsidiaries of Borrower (collectively, the “Guarantors”) (it being understood that a foreign subsidiary holding company, as reasonably determined by the Borrower, which has not guaranteed any other debt for borrowed money of any U.S. company will be deemed a non-U.S. subsidiary for purposes of this provision; provided that International Paper France Inc. will be deemed a foreign subsidiary holding company so long as the Borrower intends it to be a foreign subsidiary holding company or to be redomiciled as a foreign subsidiary and causes it be a foreign subsidiary holding company or to be so redomiciled within a period to be agreed after the Closing Date), other than any such subsidiary (i) that is a subsidiary of a non-U.S. subsidiary of Borrower, (ii) with assets and operating cash flow below a materiality threshold to be agreed, (iii) that is a special purpose subsidiary created in connection with any financing transaction involving promissory notes or letters of credit or other securitization transaction, or (iv) subject to regulation as an insurance company (or any subsidiary thereof), in each case to the extent otherwise permitted by applicable law or regulation.

Security:	None.

Conditions to Borrowing:	Conditions precedent to borrowing under the Facilities will be limited to (1) those set forth under “Conditions” in the Commitment Letter and in Annex II to the Commitment Letter, (2) subject to the limitations set forth under “Conditions” in the Commitment Letter, the accuracy of all representations and warranties in all material respects and (3) receipt of a customary borrowing notice.

Representations and Warranties:	Representations and warranties will apply to Borrower and its subsidiaries, will be subject to materiality levels and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Current Credit Facility) and will be limited to:

Corporate existence; corporate power and authority; accuracy and completeness of financial statements delivered in connection with or under the Bank Documentation; absence of undisclosed liabilities; no material adverse change; no material litigation; no conflict with, or default under, charter documents, law or material contractual obligations of the Borrower or any of its subsidiaries (other than immaterial conflicts under contractual obligations); enforceability of the Bank Documentation; Federal Reserve regulations; ERISA; taxes; Investment Company Act; environmental matters; existing indebtedness; use of proceeds and not engaging in the business of purchasing/carrying margin stock; solvency; Patriot Act and anti-terrorism law compliance; and full disclosure.

Affirmative Covenants:	Affirmative covenants will apply to Borrower and its subsidiaries, will be subject to thresholds and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Current Credit Facility) and will be limited to:

Delivery of certified quarterly and audited annual financial statements, reports to shareholders, notices of defaults, litigation and other material events, continuation of business and maintenance of existence and material rights and privileges; compliance with all applicable laws and regulations (including, without limitation, environmental matters, taxation and ERISA); maintenance of property and insurance; maintenance of books and records and right of the Lenders to inspect property and books and records.

Negative Covenants:	Negative covenants will apply to Borrower and its subsidiaries, will be subject to thresholds and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Current Credit Facility) and will be limited to:

1. Limitation on fundamental changes. 2. Limitation on liens.

Financial Covenants:	Financial covenants will apply to Borrower and its consolidated subsidiaries and will be limited to (with the same covenant levels and definitions as set forth in the Current Credit Facility):

1. Maximum ratio of total consolidated debt to total consolidated capitalization.

2. Minimum net worth.

Events of Default:	Events of default will be subject to materiality levels, default triggers, cure periods and/or exceptions customary for transactions of this type (and substantially similar, to the extent applicable, to the Current Credit Facility) and will be limited to the following: nonpayment, breach of representations and covenants, material cross-defaults, invalidity of guarantees, bankruptcy and insolvency events, ERISA events, judgments and change of control (to be defined).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Facilities. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and Borrower, which consents shall not be unreasonably withheld; provided that (i) no consents shall be required for an assignment to an existing Lender, an affiliate of an existing Lender or an Approved Fund (as such term shall be defined in the bank Documentation) and (ii) no consent of Borrower shall be required during a payment or bankruptcy default. In addition, each Lender may sell participations in all or a portion of its loans and commitments under one or more of the Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Facilities (except as to certain basic issues).

Indemnification:	The Bank Documentation will contain customary provisions (substantially consistent with the Current Credit Facility and otherwise customary for transactions of this type) for indemnification of the Arrangers, Lenders and the Agents (with exceptions, including other than as a result of the respective Lender’s or Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision). The Bank Documentation will contain expense reimbursement provisions for the Arrangers and the Agents consistent with the last sentence of the Section titled “Indemnity and Expenses” in the Commitment Letter and otherwise customary for facilities of this type.

Yield Protection, Taxes and Other Deductions:	The Bank Documentation will contain yield protection provisions, consistent with the Current Credit Facility and otherwise customary for transactions of this type, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve, capital adequacy requirements and withholding taxes. The Borrower shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Voting:	Lenders holding at least a majority of total loans and commitments under the Facilities, with certain amendments requiring the consent of Lenders holding a greater percentage (or all affected Lenders) of the total loans and commitments under the Facilities.

Governing Law and Forum:	The laws of the State of New York. Each party to the Bank Documentation will waive the right to trial by jury and will consent to jurisdiction of the state and federal courts located in The City of New York.

Counsel to the Commitment Parties, the Arrangers and the Administrative Agent:	Cahill Gordon & Reindel LLP

ANNEX II

CONDITIONS TO CLOSING2

1. The Acquisition shall be consummated concurrently with the initial funding of the Facilities substantially in accordance with the Acquisition Agreement without any waiver or amendment thereof, or consent thereunder, that is materially adverse to the Lenders unless consented to by the Commitment Parties (which consent shall not be unreasonably withheld or delayed, it being understood that Borrower may waive the Marketing Period (as defined in the Acquisition Agreement) in its sole discretion).

2. After giving effect to the consummation of the Acquisition, neither the Borrower nor any of its subsidiaries shall have any third-party indebtedness for borrowed money, except for indebtedness incurred pursuant to the Debt Financing, the Assumed Indebtedness and any Capital Leases. Any Existing Indebtedness, other than the Assumed Indebtedness and any Capital Leases, shall have been repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for redemption of which shall have been given pursuant to procedures reasonably satisfactory to the Arrangers) on the Closing Date.

3. The Commitment Parties shall have received (i) not later than the earlier of (x) promptly after receipt from the Acquired Business and (y) April 15, 2008, audited combined balance sheet and related statements of income, business unit equity and cash flows of the Acquired Business for 2007, (ii) unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Borrower for such interim periods of 2008 and 2007 (with respect to which the independent auditors shall have performed an SAS 100 review) as would be required for a registered securities offering by Borrower on the Closing Date, and unaudited combined balance sheet and related statements of income and cash flows of the Acquired Business for the same interim periods of 2008 and 2007 (with respect to which the independent auditors shall have performed an SAS 100 review), within 55 days after the end of the relevant fiscal quarter and (iii) pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for Borrower, as well as pro forma levels of EBITDA, for 2007 and for the latest four-quarter period ending with the latest interim period covered by the financial statements referred to clause (ii), in each case after giving effect to the Transactions, promptly after the historical financial statements for such periods are available. The financial statements referred to in clauses (i) through (iii) shall be prepared in accordance with accounting principles generally accepted in the United States.

4. If the Debt Ratings on the Closing Date are BBB- or higher from S&P and Baa3 or higher from Moody’s (the “6B Ratings Status”), the ratio of total indebtedness to total capitalization (as defined in the Current Credit Facility) of Borrower, calculated on a pro forma consolidated basis as of the Closing Date after giving effect to the Transactions shall not be greater than 60%. If the 6B Ratings Status is not achieved on the Closing Date, the ratio of (x) pro forma total consolidated indebtedness of Borrower as of the Closing Date after giving effect to the Transactions to (y) Pro Forma EBITDA (as defined in Annex III) for the latest four-quarter period ending with the latest fiscal quarter for which interim financial statements are required pursuant to paragraph 3 above shall not be greater than 4.30x.

[2]	All capitalized terms used but not defined herein shall have the meanings provided in the Commitment Letter to which this Annex II is attached.

5. The Debt Ratings on the Closing Date are either (x) BBB- or higher from S&P and Ba1 (stable or positive outlook) or higher from Moody’s or (y) BB+ (stable or positive outlook) or higher from S&P and Baa3 or higher from Moody’s (the “5B Ratings Status”).

6. The Borrower and the Guarantors shall have executed and delivered the Bank Documentation (including the guarantees), and the Lenders shall have received customary legal opinions (including that the Bank Documentation does not conflict with identified material agreements), certificates (including a customary solvency certificate) and closing documentation, all in form and substance reasonably satisfactory to the Commitment Parties.

7. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

8. All reasonable and out-of-pocket costs and expenses (including, without limitation, legal fees and expenses of one firm of counsel per jurisdiction and the fees and expenses of appraisers, consultants and other advisors) and compensation payable to the Lenders, the Arrangers, the Commitment Parties or the Administrative Agent as set forth in the Fee Letter shall have been paid to the extent due. Any reimbursement pursuant hereto shall be without duplication of any reimbursement to the Lenders, the Arrangers, the Commitment Parties or the Administrative Agent and their respective affiliates under any other agreements.

II-2

ANNEX III

“EBITDA” means, for any period, (A) consolidated earnings from continuing operations before income taxes and minority interest for such period, plus (B) to the extent such consolidated earnings was reduced thereby, without duplication, (i) net interest expense, depreciation, amortization and cost of timber harvest, (ii) transaction fees and expenses, integration expenses, restructuring charges or reserves and expense amounts associated with any purchase accounting adjustments and step-ups with respect to re-valuing assets and liabilities, all in connection with the Transactions, (iii) any cumulative effect of changes in accounting principles (which may be negative or positive), (iv) the aggregate amount of all other non-cash expenses or charges (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period), such as impairments of fixed assets and goodwill, (v) losses on sales of businesses and impairments of businesses held for sale and (vi) other non-recurring expenses, losses or charges, minus (C) the sum of (i) the aggregate amount of all non-cash items increasing such consolidated earnings (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, (ii) gains on sales of businesses and (iii) other non-recurring income or gains, all determined on a consolidated basis for Borrower and its subsidiaries in accordance with U.S. generally accepted accounting principles.

“Pro Forma EBITDA” means for any period, EBITDA for such period determined after giving effect to the Transactions as if they occurred at the beginning of such period.

SCHEDULE A

EXISTING INDEBTEDNESS

[This schedule has been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.]